SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

     Filed by the Registrant                      [ X ]

     Filed by a Party other than the Registrant   [   ]

     Check the appropriate box:

     [   ]     Preliminary Proxy Statement

     [   ]     Confidential, for Use of the Commission Only (as
               permitted by Rule 14a-6(e)(2))

     [ X ]     Definitive Proxy Statement

     [   ]     Definitive Additional Materials

     [   ]     Soliciting Material Pursuant to Section 240.14a-12


                              DATARAM CORPORATION

              (Name of Registrant as Specified In Its Charter)

                                   --


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                             DATARAM CORPORATION
                           A New Jersey Corporation

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 to be held on September 27, 2007 at 2:00 P.M.

TO THE SHAREHOLDERS OF DATARAM CORPORATION:

      The Annual Meeting of the Shareholders of DATARAM CORPORATION (the "Company") will be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey, on Thursday, September 27, 2007 at 2:00 p.m., for the following purposes:

     (1) To elect six (6) directors of the Company to serve until the next succeeding Annual Meeting of Shareholders and until their successors have been elected and have been qualified.

     (2) To ratify the selection of J.H. Cohn LLP as the independent certified public accountants of the Company for the fiscal year ending April 30, 2008

     (3) To transact such other business as may properly come before the meeting or any adjournments.

     Only shareholders of record at the close of business on the 9th day of August 2007 are entitled to notice of and to vote at this meeting.

                              By order of the Board of Directors

                                                Thomas J. Bitar,
                                                       Secretary

August 20 2007

The Company's 2007 Annual Report is enclosed.

  PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY
       IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.



                                       [LOGO]


                                DATARAM CORPORATION


                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                                 SEPTEMBER 27, 2007


     This Proxy Statement is furnished by DATARAM CORPORATION (the "Company"), which has a mailing address for its principal executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528, in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey on Thursday, September 27, 2007 at 2:00 p.m. The close of business on August 9, 2007 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. This Proxy Statement was mailed to shareholders on or about August 20, 2007.

                                   VOTING RIGHTS

     On August 9, 2007 there were outstanding and entitled to vote 8,769,888 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote for each share of Common Stock owned on the record date, exercisable in person or by proxy. Shareholders may revoke executed proxies at any time before they are voted by filing a written notice of revocation with the Secretary of the Company. Where a choice has been specified by the holder on the proxy, the shares will be voted as directed. Where no choice has been specified by the holder, the shares will be voted for the nominees described below and for the ratification of the selection of accountants.

     Directors are elected by a plurality of the number of votes cast. With respect to each other matter to be voted upon, a vote of a majority of the number of shares voting is required for approval. Abstentions and proxies submitted by brokers with a "not voted" direction will not be counted as votes cast with respect to each matter.

                         EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information concerning each of the Company's executive officers:

Name                    Age     Positions with the Company
____                    ___     __________________________

Robert V. Tarantino      64     Chairman of the Board of Directors, President
                                and Chief Executive Officer

Mark E. Maddocks         55     Vice President - Finance and
                                Chief Financial Officer

Jeffrey H. Duncan        57     Vice President - Manufacturing
                                and Engineering

Anthony Pawlik           53       Vice President - Sales

Anthony M. Lougee        46     Controller




     Robert V. Tarantino has been employed by the Company since 1970. He has served as President and Chief Executive Officer since 1986. In 1998, he was elected Chairman of the Board of Directors.

     Mark E. Maddocks has been employed by the Company since 1978. In 1986 he became Controller. Since 1996 he has served as Vice President-Finance and Chief Financial Officer.

     Jeffrey H. Duncan has been employed by the Company since 1974. In 1990, he became Vice President-Engineering. Since 1995, he served as Vice President-Manufacturing and Engineering.

                                   1

     Anthony Pawlik has been employed as Vice President-Sales since 2006. Prior to that and since 2001 he served as Vice President of Sales, North America for High Bandwidth Access/AMIC Technology, Inc. From 1995 to 2001, he served as Director, Northeast Area Sales for Integrated Device Technology, Inc. Prior to holding these positions, Mr. Pawlik's career includes over 18 years of sales management experience with Texas Instruments and Samsung Semiconductor.

     Anthony M. Lougee has been employed by the Company since 1991, initially as Accounting Manager. In 2002 he was named an executive officer and currently serves as Controller, a position he has held since 1999.

                               ELECTION OF DIRECTORS

     Six (6) directors will be elected at the Annual Meeting of Shareholders by the vote of a plurality of the shares of Common Stock represented at such meeting. Unless otherwise indicated by the shareholder, the accompanying proxy will be voted for the election of the six (6) persons named under the heading "Nominees for Directors." Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.

                               NOMINEES FOR DIRECTORS

     The term of office for each director will expire at the next Annual Meeting of Shareholders and when the director's successor shall have been elected and duly qualified. Each nominee is a member of the present Board of Directors and has been elected by shareholders at prior meetings.

          Name of Nominee               Age
          _______________               ___

          Robert V. Tarantino           64

          Thomas A. Majewski            55

          Bernard L. Riley              77

          Roger C. Cady                 69

          Rose Ann Giordano             68

          John H. Freeman               58

     Mr. Tarantino is an executive officer of the Company. Mr. Tarantino has been a Director since 1981 and Chairman of the Board of Directors since 1998.

     Thomas A. Majewski is a real estate developer. He is also a principal in Walden, Inc., a computer consulting and technologies venture capital firm, which he joined in 1990. Prior to 1990, he had been Chief Financial Officer of Custom Living Homes & Communities, Inc., a developer of residential housing. Mr. Majewski has been a Director since 1990.

     Bernard L. Riley retired as Executive Vice President and Chief Financial Officer of the Company in 1995. He had been employed by the Company since 1992. His business career included thirty years with International Paper with senior responsibilities in both finance and general management before taking early retirement in 1985. At that time, he was Vice President - Logistics. Thereafter, he served for four years as Vice President, Finance and as a director of Emcore Corporation, a semiconductor equipment manufacturer. During the two years immediately prior to joining Dataram, he was a management consultant. Mr. Riley has been a Director since 1995.

     Roger C. Cady is a founder and principal of Arcadia Associates, a strategic consulting and mergers and acquisitions advisory firm. He was employed as Vice President of Business Development for Dynatech Corporation, a diversified communications equipment manufacturer, from 1993 to 1996. Before joining Dynatech he was a strategic management consultant for eight years. His business career has included 16 years in various engineering, marketing and management responsibilities as a Vice President of Digital Equipment Corporation, and President of two early stage startup companies. Mr. Cady has been a Director since 1996.

                                   2

     Rose Ann Giordano has been President of Thomis Partners, an investing and advisory services firm, since 2002. Prior to that, and for more than five years, Ms. Giordano served as Vice President of Worldwide Sales & Marketing for the Customer Services Division of Compaq Computer Corporation. Prior to that, Ms. Giordano held a number of positions with Digital Equipment Corporation. Ms. Giordano was the first woman Vice President and Corporate Officer of Digital Equipment Corporation. Ms. Giordano serves on the Board of Directors of TimeTrade Inc., MIT Enterprise Forum/NE, the National Association of Corporate Directors/New England and Emerson Hospital. Ms. Giordano holds a B.A. in Mathematics from Marywood College and is a graduate of the Stanford University Business School Executive Program. Ms. Giordano has been a Director since 2005.

     John H. Freeman has been an independent consultant specializing in corporate sales, marketing and operations consulting since December, 2006. Prior to that and since September, 2004 he served as the Chief Operating Officer at Taratec Development Corporation, a life sciences consulting company. Prior to that, and for more than five years, he was responsible for leading IBM's worldwide sales, marketing, and business planning for Pharmaceutical, Medical Device, and Life Sciences clients. This included IBM product sales of hardware, software, services and financing. Mr. Freeman has 30 years of executive sales and operations management experience with IBM. Mr. Freeman is a graduate of Pennsylvania State University with an M.S. in Computer Science and holds a B.A. in Mathematics from Syracuse University. Mr. Freeman has been a Director since 2005.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY AGENTS NAMED THEREON INTEND SO TO VOTE.



















         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by certain owners known by the Company to beneficially own in excess of 5% of the Common Stock, each director of the Company, each named executive officer and ten directors and executive officers collectively, as of August 9, 2007. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power. No other person or group is known to beneficially own in excess of five percent (5%) of the Common Stock.

       Name of                Amount and             Percent
       Beneficial             Nature of                of
       Owner                  Beneficial Ownership   Class(1)
       ___________________    ____________________   ________

       Robert V. Tarantino       914,158 (2)            10.2%

       Thomas A. Majewski         97,250 (3)             1.1%

       Bernard L. Riley           58,000 (3)             *

       Roger C. Cady             112,700 (4)             1.3%

       Rose Ann Giordano          14,000 (5)             *

       John H. Freeman            14,000 (5)             *

       Mark E. Maddocks          138,378 (6)             1.6%

       Jeffrey H. Duncan         202,880 (7)             2.3%

       Anthony Pawlik             58,200 (8)             *

       Anthony M. Lougee          25,370 (9)             *

       Directors and           1,634,936 (10)           17.3%
       executive officers
       as a group (10 persons)

       Fidelity Low Priced       858,800 (11)            9.6%
       Stock Fund

       Al Frank Management,      539,038 (12)            6.1%
       Inc.

                                   3

___________________
(1) On August 9, 2007, 8,769,888 shares were outstanding.

(2) Of this amount, 17,100 shares are held by Mr. Tarantino's wife 307,999 shares are held by the Company's 401(k) Plan and 219,158 shares may be acquired by the exercise of options held. Mr. Tarantino's address is 186 Princeton Road (Route 571), West Windsor, New Jersey 08550.

(3) Of this amount, 48,000 shares may be acquired by the exercise of options held.

(4) Of this amount, 32,000 shares may be acquired by the exercise of options held.



(5) Of this amount, 14,000 shares may be acquired by the exercise of options held.

(6) Of this amount, 6,000 shares are held by Mr. Maddocks' spouse, 26,207 shares are held by the Company's 401(k) Plan and 51,000 shares may be acquired upon the exercise of options held.

(7) Of this amount, 199,200 shares may be acquired by the exercise of options held and 3,680 shares are held by the Company's 401(k) Plan.

(8) Of this amount, 18,200 shares may be acquired by the exercise of options held.

(9) Of this amount, 22,375 shares may be acquired upon the exercise of options held and 2,995 shares are held by the Company's 401(k) Plan.

(10) Of this amount, 549,933 shares may be acquired by the exercise of options held by executive officers, and 156,000 shares may be acquired by exercise of options held by outside directors.

(11) As reported in a Schedule 13G/A filed February 14, 2005, this fund is advised by Fidelity Management and Research Corp. which is controlled by Edward R. Johnson, 3rd and a group consisting of members of the Edward R. Johnson, 3rd family who are the principal Class B shareholders and who are deemed to have the shared power to dispose of the Fund's shares. Each has an address at 82 Devonshire Street, Boston MA 02109.

(12) As reported in a Schedule 13G filed January 30, 2007, this investment advisor holds the sole power to vote 375,587 shares and sole power to dispose of 539,038 shares. Its address is 32392 Coast Highway, Suite 260, Laguna Beach, CA 92651.

* Less than 1%.


                          RELATED PARTY TRANSACTIONS

     All transactions by the Company with a director or executive officer must be approved by the Board of Directors if they exceed $120,000 in any fiscal year. Apart from any transactions disclosed herein, no such transaction was entered into with any director or executive officer during the last fiscal year. Such transactions will be entered into only if found to be in the best interest of the Company and approved in accordance with the Company's Codes of Ethics, which are available on the Company web site.




                                   EXECUTIVE COMPENSATION

  Compensation Discussion and Analysis

     The Compensation Committee of our Board of Directors is comprised of all members of our Board of Directors, except the Chief Executive Officer. The compensation committee's basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and compensation practices. Toward that end, the compensation committee oversaw, reviewed and administered all of our compensation, equity and employee benefit plans and programs applicable to executive officers.

  Compensation Philosophy and Objectives

     We operate in an extremely competitive and rapidly changing industry.
We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives' long-term interests with those of our shareholders. We did not identify specific metrics against which we measured the performance of our executive officers. Our decisions on compensation for our executive officers were based primarily upon our assessment of each individual's performance. We relied upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgment include the nature and scope of the executive's responsibilities and effectiveness in leading our initiatives to achieve corporate goals.

                                   4

     Mr. Tarantino, our Chief Executive Officer, as the manager of the members of the executive team, assessed the individual contribution of each member of the executive team, other than himself, and, where applicable, made a recommendation to the compensation committee with respect to any merit increase in salary, cash bonus, and option awards. The compensation committee evaluated, discussed and modified or approved these recommendations and conducted a similar evaluation of Mr. Tarantino's contributions to the Company.

     During 2007 and beyond, our objective will be to provide overall compensation that is appropriate given our business model and other criteria to be established by the compensation committee. Some of the elements of the overall compensation program are expected to include competitive base salaries, short-term cash incentives and long-term incentives in the form of options to purchase shares.

     We expect that our Chief Executive Officer, as the manager of the members of the executive team, will continue to assess the individual contributions of the executive team and make a recommendation to the compensation committee with respect to any merit increase in salary, cash bonus pool allocations and the award of options to purchase shares. The compensation committee will then evaluate, discuss and modify or approve these recommendations and conduct a similar evaluation of the Chief Executive Officer's contributions to corporate goals and achievement of individual goals.

  Role of Executive Officers and Compensation Consultants

     Our Chief Executive Officer supports the compensation committee in its work by providing information relating to our financial plans, performance assessments and recommendation for compensation of our executive officers. Mr. Tarantino, while not a member of the compensation committee is Chairman of the Board and the Company's largest individual shareholder. The compensation committee has not in recent years engaged any third-party consultant to assist it in performing its duties, though it may elect to do so in the future.

  Principal Elements of Executive Compensation

     Our executive compensation program currently consists of the three components discussed below. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the relevant factors associated with each executive are reviewed on a case-by-case basis to determine the appropriate level and mix of compensation.

     Base Salaries. The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions based on information available to the compensation committee. We believe that our base salary levels are consistent with levels necessary to achieve our compensation objective, which is to maintain base salaries competitive with the market. We believe that below-market compensation could, in the long run, jeopardize our ability to retain our executive officers. Any base salary adjustments are expected to be based on competitive conditions, market increases in salaries, individual performance, our overall financial results and changes in job duties and responsibilities.

     Annual Bonus Compensation. We maintain an annual bonus program. The Company sets aside a portion of operating earnings in excess of a threshold amount as a bonus pool to be allocated after the end of the fiscal year among our supervisory employees, including our executive officers. The allocation of the annual bonus pool among our executive officers is the responsibility of the compensation committee and is determined on the basis of individual performance. The annual bonus program is designed to reward performance in a way that furthers key corporate goals and aligns the interests of management with our annual financial performance. In the last three years no cash bonuses have been paid.

                                   5

     Long-Term Incentive Compensation. The Company has established the 2001 Stock Option Plan (the "Plan") to provide employees of the Company long-term equity incentive compensation, which we believe is in accordance with our objective of aligning the interests of management with our long-term performance. The Plan is administered by the compensation committee. In recent years the committee has granted five year options with an option price equal to the closing market price of the common stock on the date of grant. These options become exercisable one year from the date of grant. Generally the committee does not consider the actual profits from the exercise of options awarded in the past in determining the amount of awards to be made in the future. Rather the committee focuses upon expected amounts that may be received by the executive pursuant to those options in the future.

  Share Ownership Guidelines

     We currently do not require our directors or executive officers to own a particular amount of our shares, although we do have a policy against directors or officers taking a short position in the Company's stock. The compensation committee is satisfied that the equity holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group's interests with our long-term performance.

  Perquisites

     Our executive officers participate in the same 401(k) plan, the same life and health group insurance plans and enjoy the same employee benefits plan as our other salaried employees. In addition, some of our executive officers receive an automobile allowance as described in the Summary Compensation Table.

  Post-Termination Protection and Change in Control

     We have entered into employment agreements with Messrs. Tarantino, Maddocks and Duncan. Each such agreement provides for the payment of one year's salary upon early termination in lieu of payments under the Company general severance policy.

  Financial Restatements

     The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of facts regarding the restatement are known.

  Tax and Accounting Treatment of Compensation

     Section 162(m) of the Internal Revenue Code places a limit subject to certain exceptions of $1 million on the amount of compensation that we may deduct from the U.S. source income in any one year with respect to our Chief Executive Officer, our Chief Financial Officer and each of our next three most highly paid executive officers.

     We account for equity compensation paid to our employees, i.e. stock option awards, under the rules of SFAS 123R, which requires us to estimate and record an expense for each award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

  Summary

     The compensation committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers' interests with those of our shareholders. The compensation committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving shareholder value.

  Compensation Committee Report

     The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

                                   6

     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into any Annual Report in Form 10-K filed with the SEC for the fiscal year ended April 30, 2007.

                                        Roger C. Cady, Chairman
                                        Bernard L. Riley
                                        Thomas A. Majewski
                                        Rose Ann Giordano
                                        John H. Freeman







Summary Compensation

     The following table sets forth the compensation paid for the fiscal years ended April
30, 2005, 2006 and 2007 to the Company's Chief Executive Officer, the Chief Financial
Officer and the next three most highly compensated executive officers.

                                 SUMMARY COMPENSATION TABLE
                                        (In Dollars)

Name and                                                                 Other
Principal                Fiscal                                Option    Compen-
Position                 Year     Salary   Bonus    Other(1)   Awards(2) sation(3) Total
___________              _____   _______  ______   ______     _______    _________ _______
Robert V. Tarantino      2007    276,327       0    7,800      24,000    15,221    323,348
Chairman of the Board,   2006    275,000       0    7,800      39,120    14,000    335,920
President and Chief      2005    286,538       0    7,800      38,760    12,279    345,377
Executive Officer
Mark E. Maddocks         2007    190,424       0    7,800      16,400    11,282    225,906
Vice President-Finance,  2006    181,376       0    7,800      26,732    11,092    227,000
Chief Financial Officer  2005    181,376       0    7,800      26,486    10,883    226,545

Jeffrey H. Duncan        2007    188,032       0    7,800      16,400    11,139    223,371
Vice President-          2006    179,088       0    7,800      26,732    10,745    224,365
Manufacturing and        2005    179,088       0    7,800      26,486    10,745    224,119
Engineering
Tony Pawlik              2007    185,000(4)    0    7,800      16,400     2,466    211,666
Vice President-Sales     2006     46,154       0    2,600     148,000       173    196,927
                         2005          0       0        0           0         0          0

Anthony M Lougee         2007    115,000       0        0       7,000     6,869    128,869
Controller               2006    110,000       0        0      11,410     6,582    127,992
                         2005    106,000       0        0       8,075     6,354    120,429

__________________
(1)  Automobile allowances.
(2)  We measure the fair value of stock options using the Black-Scholes option pricing model based upon the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends, using an expected quarterly dividend rate of $0.06 and risk-free interest rates ranging from 3.0% to 5.0%. For fiscal year's
2007, 2006 and 2005 option values calculated using this model are $2.00, $3.18 and $3.22 per share, respectively.
(3)  Payments by the Company to a plan trustee under the Company's Savings and Investment
Retirement Plan, a 401(k) plan. The Company does not have a pension plan.
(4)  Consists of salary of $150,000 and commissions of $35,000.


                                   7


Grants of Plan-Based Awards



                           GRANTS OF PLAN-BASED AWARDS (1)

                      Grant       Option     Exercise   Grant
Name                  Date        Awards(2)  Price(3)   Date
                                                        Value(4)
____________________  ________    _______    _______    ________

Robert V. Tarantino   9/13/2007    12,000     $4.70      $24,000

Mark E. Maddocks      9/13/2007     8,200     $4.70      $16,400

Jeffrey H. Duncan     9/13/2007     8,200     $4.70      $16,400

Tony Pawlik           9/13/2007     8,200     $4.70      $16,400

Anthony M. Lougee     9/13/2007     3,500     $4.70      $ 7,000


____________________
(1) The Company does not have any Equity Incentive Plan other than its 2001 Stock Option Plan and does not have a Non Equity Incentive Plan other than the bonus pool. The size of grants under the 2001 Stock Option Plan and the bonus pool are not predetermined in accordance with an incentive award.
(2) Granted under the 2001 Stock Plan. All of these options become exercisable one year after the date of grant and expire five years from the date of grant.
(3) Closing market price on the date of grant.
(4) Computed in accordance with FAS 123R (see assumptions set forth under the Summary Compensation table).

Narrative Description of Summary Compensation

     Salary and bonus constituted 86% of total compensation for the five named executive officers in fiscal 2007. No bonuses were paid in fiscal
2007 because operating earnings did not meet plan requirements. Options granted in fiscal 2007 were 5 year options exercisable one year after the date of grant at an exercise price equal to the closing market price of the Company's common stock on the date of grant. No dividends are paid or accrued with respect to options for the benefit of employees prior to the date of option exercise.




Outstanding Options

     The following table sets forth information concerning outstanding stock options at the fiscal year-end, April 30, 2007.

                       OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

           Number of          Number of
           Securities         Securities
           Underlying         Underlying
           Unexercised        Unexercised      Option          Option
           Options            Options          Exercise        Expiration
Name       Exercisable        Unexercisable    Price($)        Date

Tarantino
     1997  190,017                0            2.8125          11/19/2007
     2001   12,800                0            7.98            11/26/2011
     2002   12,800                0            2.99            09/18/2012
     2003   12,000                0            4.09            09/17/2013
     2004   12,000                0            6.75            09/15/2009
     2005   12,000                0            6.63            09/14/2010
     2006(2)   0               12,000          4.70            09/13/2011

                                   8

Maddocks
     2001   10,000                0            7.98            11/26/2011
     2002    8,200                0            2.99            09/18/2012
     2003(1) 6,150              2,050          4.09            09/17/2013
     2004    8,200                0            6.75            09/15/2009
     2005    8,200                0            6.63            09/14/2010
     2006(2)   0                8,200          4.70            09/13/2011

Duncan
     1997  150,000                0            2.8125          11/19/2007
     2001    8,200                0            7.98            11/26/2011
     2002    8,200                0            2.99            09/18/2012
     2003(1) 6,150              2,050          4.09            09/17/2013
     2004    8,200                0            6.75            09/15/2009
     2005    8,200                0            6.63            09/14/2010
     2006(2)   0                8,200          4.70            09/13/2011

Pawlik
Feb. 2006(3)10,000             40,000          5.14            02/23/2016
Sep. 2006(2)   0                8,200          4.70            09/13/2011

Lougee
     1999    6,000                0            6.00            06/09/2009
     2001    2,500                0            7.98            11/26/2011
     2002    1,875                0            2.99            09/18/2012
     2003(1) 1,875               625           4.09            09/17/2013
     2004    2,500                0            6.75            09/15/2009
     2005    3,500                0            6.63            09/14/2010
     2006(2)   0                3,500          4.70            09/13/2011

(1) In 2003 and in prior years ten year options were granted which became exercisable in five equal installments at the end of the first, second, third, fourth and fifth year. The final installment of the 2003 options vest on September 17, 2007.
(2) Since 2003 options granted have been five year options which became exercisable at the end of the first year. The 2006 options vest on September 13, 2007.
(3) This option for 50,000 shares was granted shortly after Mr. Pawlik was hired. It is a ten year option which became exercisable in five equal installments at the end of the first, second, third, fourth and fifth years.





Option Exercises

     The following table provides information concerning stock option exercises by named executive officers during the fiscal year ended April 30, 2007:


                    OPTION EXERCISES (1)



                       Number of          Value
                       Shares Acquired    Received
     Name              on Exercise        on Exercise
     ____               _______________    ____________

Robert V. Tarantino          86,009          $110,534

Mark E. Maddocks                 __               __

Jeffrey H. Duncan            75,000          $145,112

Tony Pawlik                      __               __

Anthony M. Lougee                __               __

_______________

(1)  The Company does not have a Stock Award Plan


                                   9




                  EQUITY COMPENSATION PLAN INFORMATION AT APRIL 30, 2007

Plan Category           Number of Securities     Weighted-average     Number of securities
                        to be issued upon        exercise price of    remaining available
                        exercise of              outstanding options, for future issuance
                        outstanding options      warrants and rights  under equity compen-
                                                                      sation plans (exclud-
                                                                      ing securities re-
                                                                      flected in column (a))
                        (a)                      (b)                  (c)
______________________  _______________________  ____________________  _____________________

Equity compensation
plans approved by
security holders              1,208,066              $5.24               1,107,800


Equity compensation
plans not approved by
security holders                      0                -                         0


Total                         1,208,066              $5.24               1,107,800








                                 EMPLOYMENT AGREEMENTS

     Robert V. Tarantino, Mark E. Maddocks and Jeffrey H. Duncan entered into similar Employment Agreements with the Company as of February 1, 2005. Each agreement continues on a year to year basis until terminated by the Company on thirty (30) days notice before April 30th of each year. The current base compensation under these agreements for Mr. Tarantino is $300,000, for Mr. Maddocks is $196,424, and for Mr. Duncan is $194,032, which is subject to annual review by the Board of Directors. In addition, executives will receive a bonus based upon a formula which shall be reviewed and approved annually by the Board of Directors. The Employment Agreements may be terminated by the Company for cause and expire upon the death or six months after the onset of the disability of the executive. In the event of termination or non-renewal, the executive is entitled to one year's base salary at the current rate plus a pro rata bonus for the current year. The Employment Agreements contain terms concerning confidentiality, post-employment restrictions on competition and non-solicitation of Company employees.


              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Securities and Exchange Commission rules regarding disclosure of executive compensation require proxy statement disclosure of specified information regarding certain relationships of members of the Company's Board of Directors with the Company or certain other entities. None of the members of the Corporation's Board of Directors has a relationship requiring such disclosure, except that Mr. Riley was an executive officer of the Company prior to his retirement in 1995.





                              RATIFICATION OF THE SELECTION OF
                          INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected J.H. Cohn LLP as the independent certified public accountants to the Company for the fiscal year ending April 30, 2007. The holders of Common Stock are asked to ratify this selection. J.H. Cohn LLP has served the Company in this capacity since October of 2005. If the shareholders fail to ratify this selection of J.H. Cohn LLP, the Audit Committee will reconsider its action in light of the shareholder vote.

                                   10

     On October 6, 2005, Dataram Corporation ("The Company") engaged J.H. Cohn LLP as its independent registered public accounting firm to perform the Company's annual audit for its fiscal year ending April 30, 2006, and review of the Company's interim quarterly financial statements. The Company had previously engaged KPMG LLP as its principal accountants. On October 6, 2005 the Company dismissed KPMG LLP as its principal accountants. The decisions to dismiss KPMG LLP and engage J.H. Cohn LLP were made by the Audit Committee of the Board of Directors.

     In connection with the audits of the two fiscal years ended April 30, 2005 and 2004, and the subsequent interim period through October 6, 2005, there were no: (1)disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events as described by Item 304(a)(1)(v) of Regulation S-K.

     The audit reports of KPMG LLP on the consolidated financial statements of Dataram Corporation and subsidiaries as of and for the years ended April 30, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the previous two most recent fiscal years and in the subsequent interim period prior to the change of accountants, the Company had not consulted with J.H. Cohn LLP on any matter.

     The Company has been advised by J.H. Cohn LLP that representatives of that firm are expected to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from shareholders.

                           PRINCIPAL ACCOUNTANTS FEES AND SERVICES

     The following table sets forth the aggregate fees billed to the Company for the last two fiscal years by the Company's independent accounting firm J.H. Cohn LLP. for professional services:

                                           2007          2006
                                       _________      ________


   Audit fees                          $  93,600     $  71,500

   Audit related fees (1)                 10,000           ---

   Tax fees(2)                            12,500        10,000

   All other fees                             0             0

   Total fees                          $ 116,100      $ 81,500


(1) Consists principally of the audit of the financial statements of the Company's employee benefit plan.
(2) Consists principally of fees for tax consultation and tax compliance services, including foreign jurisdictions.



     All non-audit fees of an auditor must be pre-approved by the Audit Committee of the Board of Directors unless the amount is less than 5% of the amount of revenues to the auditor in the previous fiscal year or was not regarded as a non-audit fee at the time it was contracted for. In either event, the fee must be submitted to the Audit Committee for its approval before the completion of the audit. In the previous fiscal year, all Audit Related Fees, all Tax Fees and all Other Fees were pre-approved by the Audit Committee pursuant to this policy.


                     REPORT OF THE AUDIT COMMITTEE

     Pre-approval by the Audit Committee of all non-audit services performed by the Company's independent accountants is now required by law. Where urgent action is required, the Chairman of the Committee may give this approval subject to confirmation of this decision by the full Committee at its next meeting.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended April 30, 2007 with management.

     The Audit Committee has discussed with J.H. Cohn LLP the matters required to be discussed in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

                                   11

     The Audit Committee has received the written disclosures and the letter from J.H. Cohn LLP required by Independence Standards Board Standard No. 1 ("Independence Standards Board Standard No 1., Independence Discussion with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), as amended, and has discussed with J.H. Cohn LLP that firm's independence from the Company.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2007 for filing with the Securities and Exchange Commission.


                            Audit Committee

                          Thomas A. Majewski, Chairman
                          Bernard L. Riley
                          Roger C. Cady
                          Rose Ann Giordano
                          John H. Freeman

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.


                                OTHER MATTERS

     Should any other matter or business be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the proxy holder. The Company does not know of any such other matter or business.

           PROPOSALS OF SECURITY HOLDERS AT 2008 ANNUAL MEETING

     Any shareholder wishing to present a proposal which is intended to be presented at the 2008 Annual Meeting of Shareholders should submit such proposal to the Company at its principal executive offices no later than April 18, 2008. It is suggested that any proposals be sent by certified mail, return receipt requested.






                             BOARD OF DIRECTORS

     The Board of Directors has a process for shareholders to communicate with directors. Shareholders should write to the President at the Company's mailing address and specifically request that a copy of the letter be distributed to a particular board member or to all board members. Where no such specific request is made, the letter will be distributed to board members if material, in the judgment of the President, to matters on the Board's agenda.

     The Board of Directors of the Company met six times during the last fiscal year. It is the policy of the board that all members will attend the Annual Meeting of Shareholders and all members of the board attended last year's meeting.

     The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, whose members are Thomas A. Majewski, Bernard L. Riley, Roger C. Cady, Rose Ann Giordano and John H. Freeman. This Committee met five times during the last fiscal year. The principal functions of the Audit Committee are evaluation of work of the auditors, review of the accounting principles used in preparing the annual financial statements, review of internal controls and procedures and approval of all audit and non-audit services of the auditor. The Company's Board of Directors has adopted a written charter for the Audit Committee which may be viewed at the Company's website, www.dataram.com. Each member of the Audit Committee is "independent" within the meaning of the NASDAQ listing standards. The Board of Directors has determined that Mr. Riley is a "financial expert" within the meaning of those standards and an "audit committee financial expert" within the meaning of
Item 401(h) of SEC Regulation S-K and is "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Proxy Rules.

                                   12

     The Board of Directors has a standing Compensation Committee whose members are Thomas A. Majewski, Roger C. Cady, Bernard L. Riley, Rose Ann Giordano and John H. Freeman, all of whom are "independent" within the meaning of the NASDAQ listing standards. This committee relies upon the advice of the Company's chief executive office who makes recommendations both concerning director compensation and the compensation of other executive officers. This Committee met once during the past fiscal year. The principal functions of the Compensation Committee are to recommend to the Board of Directors the compensation of directors and the executive officers and to establish and administer various compensation plans, including the stock option plan. The Compensation Committee does not have a written charter.

     The Board of Directors has a standing Nominating Committee whose members are Thomas A. Majewski, Roger C. Cady, Bernard L. Riley, Rose Ann Giordano and John H. Freemen, all of whom are "independent" with the meaning of the NASDAQ listing standards. This Committee met once during the past fiscal year. The principal function of this Committee is the recommendation to the Board of Directors of new members of the Board of Directors. The members of the Nominating Committee are "independent" within the meaning of the NASDAQ listings standards. The Board of Directors has adopted a charter for Nominating Committee and may be viewed at the Company's website, www.dataram.com. In years in which the Board considers that the selection of a new director would be desirable, the Nominating Committee solicits recommendations from the directors and the executive officers. The Nominating Committee will also consider recommendations made by shareholders. From these recommendations, the committee selects a small group to be interviewed. The Nominating Committee then makes a recommendation to the full board. Shareholders desiring to make such recommendations should write directly to the Committee at the Company's executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528.



                                 DIRECTORS COMPENSATION

     The following table sets forth information concerning non employee director compensation during fiscal 2007.




                      Fees             Option        All
Name                  Earned(1)        Awards(2)     Other      Total
__________________    ______________  ___________    ______     ________

Thomas A. Majewski     $24,000          16,000          0       $40,000

Rodger C. Cady         $24,000          16,000          0       $40,000

Bernard Riley          $24,000          16,000          0       $40,000

Rose Ann Giordano      $24,000          16,000          0       $40,000

John H. Freeman        $24,000          16,000          0       $40,000

(1) All directors' fees, except for option awards, are paid in cash in the year earned.

(2) As determined in accordance with FAS 123R (see assumptions in Summary Compensation Table).


     Directors who are not employees of the Company receive a quarterly payment of $6,000. During fiscal 2007 each received five year options to purchase 8,000 shares of the Common Stock of the Company at $4.70, the closing market value of the Common Stock at the date of grant. All of these options become exercisable on September 13, 2007, one year from the date of grant.




           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities and Exchange Commission requires that the Company report to shareholders the compliance of directors, executive officers and 10% beneficial owners with Section 16(a) of the Securities Exchange Act of 1934, as amended. This provision requires that such persons report on a current basis most acquisitions or dispositions of the Company's securities. Based upon information submitted to the Company, all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year.

                                   13


                               MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy, including broker solicitation fees and accountants' and attorneys' fees in connection therewith, will be borne by the Company. The amount is expected to be the amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers. Solicitation of proxies will be made by mail, but regular employees may solicit proxies by telephone or otherwise.

     Please date, sign and return the accompanying proxy at your earliest convenience. No postage is required for mailing in the United States.

     Financial information concerning the Company is set forth in the Company's 2007 Annual Report to Security Holders, which is enclosed.

     By Order of the Board of Directors

                                                         THOMAS J. BITAR,
                                                                Secretary






                      ANNUAL REPORT ON FORM 10-K

     Upon the written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended April 30, 2007, including the financial statements and schedules and documents incorporated by reference therein but without exhibits thereto, as filed with the Securities and Exchange Commission. The Company will furnish any exhibit to the Annual Report on Form 10-K to any shareholder upon request and upon payment of a fee equal to the Company's reasonable expenses in furnishing such exhibit. All requests for the Annual Report on Form 10-K or its exhibits should be addressed to Vice President - Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528.


                                   14



                      DATARAM CORPORATION
         P.O. Box 7528, Princeton, New Jersey  08543-7528


PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Robert V. Tarantino and Thomas J. Bitar, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Dataram Corporation (the "Company") to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey, on Thursday, September 27, 2007 at 2 o'clock in the afternoon and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:
I authorize and instruct my Proxy to:

1. VOTE FOR____ all nominees for the Company's Board of Directors listed below; except that I WITHHOLD AUTHORITY for the following nominees (if any)

    Robert V. Tarantino ____   Roger C. Cady ____    Rose Ann Giordano ____
    Thomas A. Majewski ____    Bernard L. Riley ____ John H. Freeman ____

    VOTE WITHHELD____  from all nominees.

2.  VOTE FOR____    AGAINST____   ABSTAIN____   ratification of the selection
of J.H. Cohn, LLP to be the independent auditors of the Company for the fiscal year ending April 30, 2008.


            (Continued, and to be signed, on the other side)


(See other side)


3. In their discretion, to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
                          President or other authorized officer.
                          If a partnership, please sign in
                          partnership name by authorized person.


                          Signature


                          Signature if held jointly

                          Dated                         2007

                          PLEASE MARK, SIGN, DATE AND RETURN THE
                          PROXY CARD PROMPTLY USING THE ENCLOSED
                          ENVELOPE.